Exhibit 4.26

CERTIFIED COPY
OF
SECURITIES RESOLUTION NO. 17
OF
WEC ENERGY GROUP, INC.

I, MARGARET C. KELSEY, Executive Vice President, General Counsel and Corporate Secretary of WEC ENERGY GROUP, INC. (the “Company”), do hereby certify that the attached is a true and correct copy of Securities Resolution No. 17 under the Indenture dated as of March 15, 1999, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as Trustee, which has been duly adopted by the Vice President and Treasurer of the Company pursuant to authorization delegated to him by the Board of Directors (the “Board”) of the Company at meetings duly called and held on December 7, 2023 and July 18, 2024; that a quorum of said Board was present at each meeting and voted throughout; and I do further certify that said resolutions have not been rescinded and remain in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said WEC ENERGY GROUP, INC. this 16th day of December, 2024.

______________________________
Margaret C. Kelsey
Executive Vice President, General Counsel
and Corporate Secretary

(CORPORATE SEAL)

SERIES 2024B 6.74% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2055

SECURITIES RESOLUTION NO. 17
OF
WEC ENERGY GROUP, INC.

The actions described below are taken by the Board (as defined in the Indenture referred to below) of WEC ENERGY GROUP, INC. (the “Company”), or by an Officer or committee of Officers pursuant to Board delegation, pursuant to resolutions adopted by the Board of Directors of the Company as of December 7, 2023 and July 18, 2024 and Section 2.01 of the Indenture dated as of March 15, 1999 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee (the “Trustee”). Terms used herein and not defined have the same meaning as in the Indenture.

RESOLVED, that a new series of Securities is authorized as follows:

1.    The title of the series is Series 2024B 6.74% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (“Junior Subordinated Notes”).

2.    The form of the Junior Subordinated Notes shall be substantially in the form of Exhibit 1 hereto.

3.    The Junior Subordinated Notes shall have the terms set forth in Exhibit 1.

This Securities Resolution shall be effective as of November 19, 2024.

EXHIBIT 1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT, THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE LAWS.

No. __________	$__________

WEC ENERGY GROUP, INC.

Series 2024B 6.74% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

PPN: 92939U A@5

WEC ENERGY GROUP, INC.
promises to pay to

or registered assigns
the principal sum of	Dollars
on June 15, 2055

Interest Payment Dates: June 15 and December 15

Regular Record Dates: June 1 and December 1

Dated:

WEC ENERGY GROUP, INC.

by

________________________________
[Title of Authorized Officer]

(CORPORATE SEAL)

________________________________
[Assistant] Secretary
Authenticated:

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as
Registrar, by

________________________________
Authorized Signature

Dated:

WEC Energy Group, Inc.
Series 2024B 6.74% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

1.    Interest.

WEC Energy Group, Inc. (the “Company”), a Wisconsin corporation, promises to pay interest on the principal amount of the Securities (as defined in Section 4) at the rates and in the manner set forth below. The stated maturity of the principal of the Securities shall be June 15, 2055 (the “Stated Maturity”), and any accrued and theretofore unpaid interest on the Securities shall be due and payable at such date.

The Securities shall bear interest (i) from and including December 16, 2024 (the “Original Issue Date”) to, but excluding, June 15, 2035 at an annual rate of 6.74% (the “Initial Coupon Rate”) and (ii) from and including June 15, 2035 during each Interest Reset Period (as defined below) at an annual rate equal to the Five-Year Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below), plus 2.35% (each, a “Reset Coupon Rate” and, together with the Initial Coupon Rate, the “Coupon Rate”). Interest on the unpaid principal amount of the Securities will accrue from the Original Issue Date and will, subject to the right of the Company to defer interest payments as described below, be payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing June 15, 2025. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the Coupon Rate at which the Securities bear interest, to the extent permitted by applicable law.

With respect to the Securities, the term “Interest Payment Period” shall mean each semi-annual period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except that the first Interest Payment Period shall be the period from, and including, the Original Issue Date to, but excluding, June 15, 2025.

The amount of interest payable for any semi-annual interest accrual period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Payments of interest on the Securities will include interest accrued to, but excluding, the respective Interest Payment Date. If an Interest Payment Date, the Stated Maturity or a Redemption Date (as defined below) falls on a day that is not a Business Day (as defined below), the payment of interest, principal and premium, if any, shall be made on the next succeeding Business Day with the same force and effect as if made on such scheduled payment date, and no interest on such payment shall accrue for the period from and after the Interest Payment Date, Stated Maturity or Redemption Date, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday, a day on which banking institutions in New York City are not required to be open or a day on which the Federal Reserve Bank of New York is not open.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined below).

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent (as defined below), after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Interest Reset Period” means the period from and including June 15, 2035 to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the Stated Maturity or Redemption Date, as the case may be.

“Redemption Date” means the date fixed for such redemption by or pursuant to this Securities Resolution.

“Reset Date” means June 15, 2035 and each date falling on the five-year anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means the day falling two Business Days prior to the beginning of the Interest Reset Period.

Unless all of the outstanding Securities have been redeemed, the Company shall appoint a calculation agent (the “Calculation Agent”) with respect to the Securities prior to the applicable Reset Interest Determination Date. The Company or any of its affiliates may assume the duties of the Calculation Agent. The applicable Coupon Rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the Coupon Rate for the relevant Interest Reset Period promptly upon such determination. The Company shall notify the Trustee of such Coupon Rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any Coupon Rate and its calculation of the amount of interest for any Interest Reset Period shall be conclusive and binding absent manifest error, shall be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Securities, shall become effective without consent from any other person or entity. Such determination of any Coupon Rate and calculation of the amount of interest shall be on file at the Company’s principal offices and shall be made available to any Holder of the Securities upon request. In no event shall the Trustee serve as the Calculation Agent (unless upon receiving reasonable advance notice the Trustee agrees to the appointment as Calculation Agent in writing), nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

So long as no Event of Default (as defined in Section 13 below) with respect to the Securities has occurred and is continuing, the Company may, at its option, defer the payment of interest on the Securities on one or more occasions, from time to time, for up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment would otherwise have been made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity of the Securities or end on a day other than the day immediately preceding an Interest Payment Date. During an Optional Deferral Period, interest on the outstanding principal amount of the Securities will continue to accrue at the then applicable Coupon Rate on the Securities (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Securities). In addition, any deferred interest on the Securities shall accrue additional interest (“Compound Interest”) at a rate equal to the Coupon Rate then applicable to the Securities (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Securities), compounded semi-annually, to the extent permitted by applicable law. At the end of the Optional Deferral Period, the Company shall pay all deferred interest (including Compound Interest, to the extent permitted by applicable law) to the person in whose name the Securities are registered at the close of business on the Regular Record Date for the Interest Payment Date immediately following the last day of such Optional Deferral Period.

All references herein and, insofar as relates to the Securities, the Indenture, to “interest” on the Securities shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any Compound Interest, unless otherwise expressly stated or the context otherwise requires.

Prior to the termination of any such Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 20 consecutive Interest Payment Periods at any one time or extend beyond the Stated Maturity of the Securities. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. Upon the termination of any such Optional Deferral Period, if all amounts then due on the Securities, including all accrued and unpaid interest thereon (including, to the extent permitted by applicable law, any Compound Interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Securities (including, without limitation and to the extent permitted by applicable law, any Compound Interest) from any previous Optional Deferral Periods.

No interest shall be due and payable on the Securities during an Optional Deferral Period until the end of the Optional Deferral Period, except upon a redemption of the Securities during the Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, Compound Interest) on the Securities being redeemed to, but excluding, such Redemption Date shall be due and payable on such Redemption Date), or unless the principal of and interest on the Securities shall have been declared due and payable as the result of an Event of Default with respect to the Securities (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any Compound Interest, on the Securities shall become due and payable). The Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

The Company shall give the Trustee written notice of its election of an Optional Deferral Period (including any shortening or extension of an Optional Deferral Period) at least 10 days and not more than 60 days prior to the earlier of (1) the next succeeding Interest Payment Date, or (2) the date, if any, upon which the Company is required to give notice to any applicable self-regulatory organization or the Holders of record of the Securities of the next succeeding Interest Payment Date or the Regular Record Date therefor. The Trustee shall promptly forward notice of such election to each Holder of record of the Securities.

2.    Method of Payment.

The Company will pay interest on the Securities to the persons who are registered Holders of the Securities at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”). The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Subject to the immediately following paragraph, the Company may pay principal and interest by check payable in such money, and it may mail an interest check to a Holder’s registered address.

So long as any Purchaser or its nominee (or any Institutional Investor that has been afforded the benefits of Section 8 of the Note Purchase Agreement referred to below) shall be the registered Holder of any Securities, the Company will pay, or will cause the Trustee to pay, all sums becoming due on such Securities for principal, premium, if any, and interest by the method and at the address specified by such Purchaser or such Institutional Investor, as the case may be, to the Transfer Agent in writing for such purpose, without the presentation or surrender of such Securities or the making of any notation thereon, except that upon written request of the Company or the Trustee made concurrently with or reasonably promptly after payment or prepayment in full of any Securities, such Purchaser or such Institutional Investor, as the case may be, shall surrender such Securities for cancellation, reasonably promptly after any such request, to the Registrar at its principal executive office or at the place of payment designated for the Securities in the Indenture. For purposes of this Security, the terms “Purchaser” and “Institutional Investor” shall have the respective meanings assigned to such terms in that certain Note Purchase Agreement dated as of December 16, 2024, among the Company and the purchasers named in Schedule A thereto (the “Note Purchase Agreement”).

3.    Securities Agents.

Initially, The Bank of New York Mellon Trust Company, N.A. will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.    Indenture.

The Company issued the securities of this series (the “Securities”) under an Indenture dated as of March 15, 1999 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago) (the “Trustee”), and pursuant to the Note Purchase Agreement. Each Holder of this Security will be deemed, by its acceptance hereof, to have (a) agreed to the confidentiality provisions set forth in Section 16 of the Note Purchase Agreement and (b) made the representation set forth in Section 6.2 of the Note Purchase Agreement. The terms of the Securities include those stated in the Indenture, the Note Purchase Agreement and in the Securities Resolution establishing the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb). Holders of Securities are referred to the Indenture, the Note Purchase Agreement, the Securities Resolution and such Act for a statement of such terms. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to them in the Indenture.

5.    Redemption.

The Securities will be redeemable at the election of the Company, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but not including, the Redemption Date on any day in the period commencing on the March 15 immediately preceding a Reset Date and ending on and including such Reset Date.

The Securities shall be redeemable at the election of the Company, in whole but not in part, following the occurrence and during the continuance of a Tax Event (as defined below), at a Redemption Price equal to 100% of the principal amount thereof plus any accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, that, in order to make such election, the Company must deliver a notice of redemption specifying the Redemption Date within 90 days after the occurrence of a Tax Event with respect to the Securities.

The Securities shall be redeemable at the election of the Company, in whole but not in part, following the occurrence and during the continuance of a Rating Agency Event (as defined below), at a Redemption Price equal to 102% of the principal amount thereof, plus any accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, that, in order to make such election, the Company must deliver a notice of redemption specifying the Redemption Date within 90 days after the occurrence of a Rating Agency Event with respect to the Securities.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Securities published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that then publishes a rating for the Company (and any successor statistical rating organization, a “Rating Agency”) (a) as such methodology was in effect on the Original Issue Date, in the case of any Rating Agency that published a rating for the Company as of the Original Issue Date, or (b) as such methodology was in effect on the date such Rating Agency first published a rating for the Company, in the case of any Rating Agency that first publishes a rating for the Company after the date of the Original Issue Date (in the case of either clause (a) or (b), the “current methodology”) that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Securities by such Rating Agency would have been in effect had the current methodology not been changed, clarified or amended, or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Securities as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Securities by such Rating Agency had the current methodology not been changed, clarified or amended.

“Tax Event” means the receipt by the Company of a written opinion of a nationally recognized accounting firm or an Opinion of Counsel experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authorities thereof or therein; (ii) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an “Administrative Action”); (iii) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known; or (iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, which amendment, clarification, or change is effective, or which Administrative Action is taken or which judicial decision, interpretation or pronouncement is issued, or which threatened challenge is asserted or becomes publicly known, in each case after the Original Issue Date, there is more than an insubstantial risk that interest payable by the Company on the Securities is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

Installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Securities will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the Regular Record Date according to the terms of the Securities and the Indenture, except that, if the Redemption Date for any Security falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any Compound Interest) on such Security will be paid on such Redemption Date to the persons entitled to receive the Redemption Price of such Security. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of redemption shall be delivered to Holders of Securities of this series, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture. As provided in the Indenture, notice of redemption at the election of the Company as aforesaid may state that such redemption shall be conditional upon the receipt by the applicable Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, and interest, if any, on the Securities on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem the Securities.

In the event of redemption of the Securities in part only, a new Security or Securities of this series, of like tenor, representing the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities shall not be entitled to the benefit of any sinking fund or analogous provision.

Procedures for redemption of the Securities will be governed by Article 3 of the Indenture.

6.    Subordination

The Company resolves, and each Holder of the Securities issued hereunder by such Holder’s acceptance thereof covenants and agrees, that all Securities shall be issued subject to the provisions of this Section 6; and each Holder of the Securities, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest on the Securities issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), whether outstanding at the date of this Securities Resolution or thereafter incurred.

This Section 6 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

No provision of this Section 6 shall prevent the occurrence of any default or Event of Default with respect to the Securities.

“Senior Indebtedness” means all of the Company’s obligations whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following: (i) all indebtedness for money borrowed; (ii) all indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company; (iii) all finance lease obligations; (iv) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sales obligations of the Company and all obligations of the Company under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business); (v) all obligations of the Company for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for the account of the Company; (vi) all obligations of the types referred to in clauses (i), (ii), (iii), (iv) and (v) above of others which the Company has assumed, guaranteed or otherwise becomes liable for, under any agreement; and (vii) all obligations of the types referred to in clauses (i), (ii), (iii), (iv) and (v) above of others which are secured by any lien on any of the Company’s property, whether or not such obligation is assumed by the Company; provided, that, the term “Senior Indebtedness” shall not include: (a) any indebtedness or obligation in which the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness or obligation is not superior in right of payment to, or is pari passu with, the Securities, or (b) trade obligations incurred in the ordinary course of business.

In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other amount due on any Senior Indebtedness (and after expiration of any applicable grace period), and such default has not been cured or waived or ceased to exist, or in the event that the maturity of any Senior Indebtedness has been and remains accelerated because of a default, then, in either case, no payment shall be made by the Company to the Holders of the Securities with respect to the principal (including any redemption payment) of, interest on, or any other amount owing in respect of, the Securities.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment or distribution is made by the Company to the Holders of the Securities on account of the principal of, premium, if any, interest on, or any other amount owing in respect of, the Securities; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Securities or the Trustee would be entitled to receive from the Company, except for the provisions of this Section 6, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Securities or by the Trustee if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of Securities or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the Holders of the Securities before all Senior Indebtedness is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Section 6, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other company provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this Section 6 with respect to the Securities, to the payment of all Senior Indebtedness that may at the time be outstanding; provided, however, that (i) such Senior Indebtedness is assumed by the new company, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another company or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another company upon the terms and conditions provided for in Article 5 of the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6 if such other company shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article 5 of the Indenture. Nothing in this Section 6 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the Securities shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of, premium, if any, and interest on, and all other amounts owing in respect of, the Securities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the Securities or the Trustee would be entitled except for the provisions of this Section 6, and no payment over pursuant to the provisions of this Section 6, to or for the benefit of the holders of such Senior Indebtedness by Holders of the Securities or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Securities be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Section 6 are and are intended solely for the purposes of defining the relative rights of the Holders of the Securities, on the one hand, and the holders of Senior Indebtedness on the other hand.

Nothing contained in this Section 6 or elsewhere in this Securities Resolution or the Indenture or in the Securities is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Securities, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Securities the principal of (and premium, if any) and interest on and all other amounts owing in respect of the Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Securities and creditors of the Company, other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder of the Securities from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, as amended and supplemented by this Securities Resolution, subject to the rights, if any, under this Section 6 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Section 6, the Trustee, subject to the provisions of Section 7.01 of the Indenture, and the Holders of the Securities, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Securities, for the purposes of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 6.

Each Holder of the Securities, by such Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 6 and appoints the Trustee as such Holder’s attorney-in-fact for any and all such purposes.

The Company shall give prompt written notice to a Trust Officer of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities pursuant to the provisions of this Section 6. Notwithstanding the provisions of this Section 6 or any other provision of the Indenture and this Securities Resolution, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities pursuant to the provisions of this Section 6 unless and until a Trust Officer shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any representative or trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 6 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on the Securities) then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled to rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a representative or trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a representative or trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Section 6, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Section 6, and if such evidence is not furnished, the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

The Trustee in its individual capacity shall be entitled to all the rights set forth in this Section 6 in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture or this Securities Resolution shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Section 6, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into the Indenture or this Securities Resolution against the Trustee. Except as set forth in any Securities Resolution under this Indenture establishing any Senior Indebtedness, the Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Section 7.01 of the Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of Securities, the Company or any other person cash, property or securities to which any holder of Senior Indebtedness shall be entitled by virtue of this Section 6 or otherwise.

No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture or this Securities Resolution, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to the Holders of the Securities and without impairing or releasing the subordination provided in this Section 6 or the obligations hereunder of the Holders of the Securities to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other person.

7.    Denominations, Transfer, Exchange.

The Securities are in registered form without coupons in denominations of $100,000 and whole multiples thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed. Prior to any sale or other disposition of any Securities held by a Purchaser or its nominee (or any Institutional Investor that has been afforded the benefits of Section 8 of the Note Purchase Agreement), such Purchaser or such Institutional Investor, as the case may be, will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Securities to the Transfer Agent in exchange for new Securities pursuant to the Indenture.

8.    Persons Deemed Owners.

The registered Holder of a Security may be treated as its owner for all purposes.

9.    Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

Without the consent of any Holder of the Securities, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Holders of the Securities; or to make any change that does not materially adversely affect the rights of any Holder of the Securities.

10.    Restrictive Covenants.

The Securities are unsecured general obligations of the Company limited to $496,000,000 principal amount. The Indenture does not limit or restrict the amount of other unsecured debt.

In addition to the restrictions on the Securities contained in the Indenture, the Securities will be subject to the following additional restrictive covenants:

Unless the Company shall have paid all accrued and payable interest on the Securities, except as provided below, the Company shall not, and shall not permit any of the Company’s subsidiaries to: (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Securities, or (iii) make any payments with respect to any guarantee by the Company of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Securities.

The foregoing provisions shall not prevent or restrict the Company from making, and the Company shall be permitted at any time, including during an Optional Deferral Period, to make any of the following: (i) purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of the Company’s obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring the Company to purchase, redeem or acquire its capital stock; (ii) any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of the Company’s capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock; (iii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts; (iv) dividends or distributions paid or made in the Company’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of the Company’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest on the Securities is deferred; (v) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; and (vi) settling conversions of any convertible notes that rank equally with the Securities.

11.    Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

12.    Defeasance Prior to Redemption or Maturity.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

13.    Defaults and Remedies.

An “Event of Default” includes: (i) default in payment of principal or any premium when due on the Securities; (ii) default in payment of interest when due and payable that continues for 30 days (subject to the Company’s right to defer interest payments as set forth in Section 1); and (iii) certain events of bankruptcy, insolvency or reorganization involving the Company as set forth in Section 6.01 of the Indenture. An Event of Default with respect to the Securities shall not include a failure to comply with the covenants under the Indenture or this Securities Resolution. If an Event of Default occurs and is continuing (other than certain events of bankruptcy, insolvency or reorganization), the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding may declare the principal amount of the Securities, and any accrued interest thereon, to be due and payable immediately. If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of all the outstanding Securities, and any accrued interest thereon, will automatically, and without any declaration or other action on the part of the Trustee or any Holder of the Securities, become immediately due and payable.

Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to furnish an annual compliance certificate to the Trustee.

14.    Trustee Dealings with Company.

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

15.    No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities, the Indenture or the Note Purchase Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of the Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.    Authentication.

The Securities shall not be valid until authenticated by a manual signature of the Registrar.

17.    Abbreviations.

Customary abbreviations may be used in the name of a Holder of the Securities or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act), and U/T/M/A (=Uniform Transfers to Minors Act).

18.    Agreement by Holders to Certain Tax Treatment.

Each Holder of the Securities will, by accepting the Securities or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Securities constitute debt and will treat the Securities as debt for United States federal, state and local tax purposes.

19.    Notice Addresses

The current notice addresses for the Company and the Trustee are as follows:

Company:

WEC Energy Group, Inc.
231 West Michigan Street
Milwaukee, Wisconsin 53201
Attention: Vice President and Treasurer

Trustee:

The Bank of New York Mellon Trust Company, N.A.
311 South Wacker Drive
Suite 6200B, Floor 62
Mailbox #44
Chicago, Illinois 60606
Email: Yolanda.Ash@bny.com
Attention: Corporate Trust

In accordance with the Indenture, a party by notice to the other party may designate additional or different addresses for subsequent notices.

20.    Electronic Communications

The Trustee (including when acting as Paying Agent, Transfer Agent or Registrar) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee, in its discretion elects to act upon such Instructions, its understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from its good faith reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of

Electronic Means to submit Instructions to the Trustee , including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee as soon as practicable upon learning of any compromise or unauthorized use of the security procedures. "Electronic Means" shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

The Company will furnish to any Holder of the Securities upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of the Securities in larger type. Requests may be made to: Corporate Secretary, WEC Energy Group, Inc., 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.